Exhibit 3.1
AMENDMENTS TO
AMENDED AND RESTATED BYLAWS
OF
MGIC INVESTMENT CORPORATION
ADOPTED AS OF APRIL 29, 2021

Section 2.01 of the Amended and Restated Bylaws is amended as shown below:
2.01. Annual Meeting. The annual meeting of the shareholders (“Annual Meeting”) shall be held ~~on the first Monday in May,~~ at such time ~~or~~ and on such ~~other~~ day as may be designated by resolution of the Board of Directors. In fixing a meeting date for any Annual Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment.
Section 2.02 of the Amended and Restated Bylaws is amended as shown below:
2.02. Purposes of Annual Meeting. At each Annual Meeting, the shareholders shall elect directors and transact such other business as may properly come before the Annual Meeting in accordance with Section 2.14 of these Bylaws. If the election of directors shall not be held on the date ~~designated herein, or~~ fixed as herein provided, for any Annual Meeting, or any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of shareholders (a “Special Meeting”) as soon thereafter as is practicable.
Section 2.03(d) of the Amended and Restated Bylaws is amended as shown below:
2.03. Special Meetings.
(d)    The corporation shall not be required to call a Special Meeting upon shareholder demand unless, in addition to the documents required by paragraph (c) of this Section 2.03, the Secretary receives a written agreement signed by each Soliciting Shareholder (as defined below), pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the corporation’s costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the corporation’s own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of this ~~paragraph (d)~~Article II, the following terms shall have the meanings set forth below:
(i)     “Affiliate” of any Person (as defined herein) shall mean any Person controlling, controlled by or under common control with such first Person.
(ii)     “Participant” shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(iii)     “Person” shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.
(iv)     “~~Proxy~~ proxy” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act (and, in such Rule 14a-1, a consent or authorization shall be interpreted to include signature on a demand for purposes of construing all the definitions in this Section 2.02(d)).
(v)     “Solicitation” shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Exchange Act.
(vi)     “Soliciting Shareholder” shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, any of the following Persons:

Exhibit 3.1
(A)     if the number of shareholders signing the demand or demands of meeting delivered to the corporation pursuant to paragraph (c) of this Section 2.03 is ten or fewer, each shareholder signing any such demand;
(B)     if the number of shareholders signing the demand or demands of meeting delivered to the corporation pursuant to paragraph (c) of this Section 2.03 is more than ten, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the corporation of the documents described in paragraph (c) of this Section 2.03 had engaged or intends to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the corporation); or
(C)     any Affiliate of a Soliciting Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in paragraph (c) of this Section 2.03 and/or the written agreement described in this paragraph (d) in order to prevent the purposes of this Section 2.03 from being evaded.
Section 2.04 of the Amended and Restated Bylaws is amended as shown below:
2.04. Place of Meeting. (a) The Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting or for any Special Meeting or for any postponement or adjournment thereof, or (b) the Board of Directors, at its sole discretion, may determine that an Annual Meeting or Special Meeting or any postponement or adjournment thereof shall not be held at any place, but shall be held solely by means of remote communication. If no such designation or determination is made, the place of meeting shall be the principal business office of the corporation in the State of Wisconsin. Any meeting may be postponed or adjourned pursuant to Section 2.08(b) of the Bylaws to reconvene at any place or by means of remote communication, in either case as designated by vote of the Board of Directors or by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.
Section 2.05 of the Amended and Restated Bylaws is amended as shown below:
2.05. Notice of Meeting. Written notice stating the date, time and place, if any, of any Annual Meeting or Special Meeting shall be delivered not less than three days (unless a longer period is required by the Wisconsin Business Corporation Law) nor more than 70 days before the date of such meeting either personally or by mail or electronic transmission in a manner authorized by the shareholder, by or at the direction of the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other shareholders as required by the Wisconsin Business Corporation Law. For purposes of this Section 2.05, notice by “electronic transmission” (as defined in Section 3.05(a)) is written notice. If the Board of Directors has authorized participation by means of remote communication, the notice of meeting also shall describe the means of remote communication being used. In the event of any Demand Special Meeting, such notice shall be sent not more than 45 days after the Delivery Date. ~~If mailed, notice~~ Notice pursuant to this Section 2.05 shall be deemed to be effective, (i) if mailed, when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock record books of the corporation, with postage thereon prepaid, or (ii) when electronically transmitted to the shareholder in a manner authorized by the shareholder. Unless otherwise required by the Wisconsin Business Corporation Law or the articles of incorporation of the corporation, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the corporation in accordance with Section 2.03 of these Bylaws and (ii) shall contain all of the information required in the notice received by the corporation in accordance with Section 2.14(b) of these Bylaws. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place or will be held by a new means of remote

Exhibit 3.1
communication, the corporation shall not be required to give notice of the new date, time, place or means of remote communication if the new date, time, place or means of remote communication is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, the corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.
Section 2.10 of the Amended and Restated Bylaws is amended as shown below:
2.10. Proxies. At all Annual Meetings and Special Meetings, a shareholder entitled to vote may vote in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by his attorney-in-fact, or by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy. Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the shareholder transmitted or authorized the transmission of the electronic transmission. Any person charged with determining whether a shareholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made. An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the Secretary or other officer or agent of the corporation authorized to tabulate votes. An appointment is valid for eleven months from the date of its signing or electronic transmission unless a different period is expressly provided in the appointment form or electronic transmission. Unless otherwise provided, a proxy may be revoked any time before it is voted, either by written notice filed with the Secretary or the acting secretary of the meeting or by oral notice given by the shareholder to the chairman of the meeting during the meeting. The presence of a shareholder who has filed his proxy does not of itself constitute a revocation. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.
Sections 2.14(a) and (b) of the Amended and Restated Bylaws are amended as shown below:
2.14. Notice of Shareholder Business and Nomination of Directors.
(a)     Annual Meetings.
(i)     Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this Bylaw and who is entitled to vote at the meeting and complies with the notice procedures set forth in this Section 2.14. For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a shareholder to make nominations or propose business (other than business included in the corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) at an Annual Meeting.
(ii)     For nominations or other business to be properly brought before an Annual Meeting by a shareholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.14, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be received by the Secretary of the corporation at the principal offices of the corporation not less than ~~45~~ 80 days nor more than ~~70~~ 105 days prior to the first annual anniversary of ~~the date set forth in the corporation’s proxy statement for the immediately preceding Annual Meeting as the date on which the corporation first mailed definitive proxy materials for~~ the immediately preceding Annual Meeting (the “Anniversary Date”); provided, however, that in the event that the date for which the Annual Meeting is called is advanced by more than 30 days or delayed by more than 30 days from the first annual anniversary of the immediately preceding Annual Meeting, notice by the shareholder to be timely must be so delivered not earlier than the 100th day prior to the date of such Annual Meeting and not later than the later of (A) the 75th day prior to the date of such Annual Meeting and (B) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. In no event shall the

Exhibit 3.1
announcement of an adjournment of an Annual Meeting commence a new time period for the giving of a shareholder notice as described above. Such shareholder’s notice shall be signed by the shareholder of record who intends to make the nomination or introduce the other business (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on this corporation’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the ~~class and number of shares of the corporation which are beneficially owned by such shareholder or beneficial owner or owners~~ Share Information relating to each such shareholder and beneficial owner (which Share Information shall be supplemented by such shareholder and any such beneficial owner not later than ten days after the Meeting Record Date to disclose such Share Information as of the Meeting Record Date); (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) in the case of any proposed nomination for election or re-election as a director, (I) the name and residence address of the person or persons to be nominated, (II) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder, (III) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors and (IV) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected; and (E) in the case of any other business that such shareholder proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these Bylaws, the language of the proposed amendment, (II) such shareholder’s and beneficial owner’s or owners’ reasons for conducting such business at the meeting and (III) any material interest in such business of such shareholder and beneficial owner or owners. The corporation may require any proposed nominee to furnish a completed and signed questionnaire in substantially the form that the corporation requires of the corporation’s directors and to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation, that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee or that, in the Board of Directors’ judgment, is material to the Board of Directors’ ability to make recommendations to shareholders, in each case within seven days after the corporation requests such questionnaire or information.
For purposes of these Bylaws, the term “Share Information” shall mean (1) the class or series and number of shares of the corporation that are owned, directly or indirectly, of record and/or beneficially by a shareholder, any beneficial owner on whose behalf the shareholder is acting and any of their respective Affiliates, (2) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such shareholder, any such beneficial owner and any of their respective Affiliates, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (3) any proxy, agreement, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the corporation, (4) any short interest in any security of the corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any agreement, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the corporation, (6) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related

Exhibit 3.1
fees (other than asset-based fees) to which such shareholder, any such beneficial owner or any of their respective Affiliates are entitled based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such person’s immediate family as defined in Item 404 of Regulation S-K.
(iii)     Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 2.14 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 45 days prior to the Anniversary Date, a shareholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.
(b)     Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareholders pursuant to Section 2.05 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the corporation who (A) is a shareholder of record at the time of giving of such notice of meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 2.14. Any shareholder desiring to nominate persons for election to the Board of Directors at such a Special Meeting shall cause a written notice to be received by the Secretary of the corporation at the principal offices of the corporation not earlier than ninety days prior to such Special Meeting and not later than the later of (x) the 60th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such written notice shall be signed by the shareholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the corporation’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made; (B) the ~~class and number of shares of the corporation which are beneficially owned by such shareholder or beneficial owner or owners~~ Share Information relating to each such shareholder and beneficial owner (which Share Information shall be supplemented by such shareholder and any such beneficial owner not later than ten days after the Meeting Record Date to disclose such Share Information as of the Meeting Record Date); (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; (D) the name and residence address of the person or persons to be nominated; (E) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder; (F) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (G) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected.
Section 301(e) of the Amended and Restated Bylaws is amended as shown below:
3.01 General Powers; Number and Classification; Vacancy.
(e)     In accordance with the Article 6 A. of Corporation’s Articles of Incorporation~~, as amended at the 2011 Annual Meeting, beginning with the Corporation’s 2012 Annual Meeting and thereafter~~, each director whose term is expiring at an Annual Meeting is elected by shareholders for a term of one year, and as further provided in such Article 6 A.

Exhibit 3.1
Section 305(a) of the Amended and Restated Bylaws is amended as shown below:
3.05. Notice; Waiver.
(a)     Notice of each meeting of the Board of Directors (unless otherwise provided in or pursuant to Section 3.03) shall be given to each director not less than (i) 24 hours prior to the meeting by giving oral, telephonic or written notice to a director communicated in person, or by an electronic transmission ~~(as defined below)~~ to the address of the last electronic transmission to the director by the corporation that gave notice of a meeting of the Board of Directors or a committee of the Board (or to a different address designated thereafter by such director in writing filed with the Secretary), or (ii) 48 hours prior to a meeting by delivering, sending by private carrier or mailing written notice to the business address or such other address as a director shall have designated in writing filed with the Secretary. An electronic transmission shall be effective when sent, and shall be effective in providing notice even if it advises only that a document has been uploaded to a website used to communicate with the Board of Directors to which the director has been granted access, when notice is contained in the uploaded document. If mailed, notice shall be deemed to be effective when deposited in the United States mail addressed to such business address with postage thereon prepaid. If notice is given by private carrier, such notice shall be deemed to be effective when the notice addressed as in case of notice by mail is delivered to the private carrier. The term “electronic transmission” means Internet transmission, electronic mail transmission, transmission of a telegram, cablegram, or datagram, or any other form or process of communication that does not directly involve the physical transfer of paper and that is suitable for the retention, retrieval, and reproduction of information by the recipient.
Section 3.12(b) of the Amended and Restated Bylaws is amended as shown below:
3.12. Committees.
(b)     The Board of Directors by resolution adopted by the affirmative vote of a majority of the number of directors fixed in Section 3.01 may designate one or more other committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Alternate members of a committee shall take the place of any absent member or members at any meeting of such committee upon request of the Chairman of the Board, the Chief Executive Officer or the President or upon request of the chairman of such meeting. Each committee (other than the Executive Committee) shall consist of ~~two~~ one or more directors elected by, and to serve at the pleasure of, the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee (including the Executive Committee) may not do any of the following: (a) approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders; and (b) adopt, amend, or repeal these Bylaws. Unless otherwise provided by the Board of Directors in creating the committee, a committee (including the Executive Committee) may employ counsel, accountants and other consultants to assist it in the exercise of its authority. Notices of committee meetings shall be given to committee members in compliance with Section 3.05. Each such committee shall fix its own rules governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.
Section 3.13 of the Amended and Restated Bylaws is amended as shown below:
3.13. Telephonic and Other Electronic Meetings. Except as herein provided and notwithstanding any place set forth in the notice of the meeting or these Bylaws, members of the Board of Directors (and any committees thereof created pursuant to Section 3.12) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone or Internet video conference. If a meeting is conducted by such means, then at the commencement of such meeting the chairman of the meeting shall inform the participating directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting. ~~If action is to be taken at any meeting held by such means on any of the following: (a) a plan of merger or share exchange; (b) a sale, lease, exchange or other disputation of substantial property or assets of the corporation; (c) a voluntary dissolution or the revocation of voluntary dissolution proceedings; or (d) a~~

Exhibit 3.1
~~filing for bankruptcy, then the identity of each director participating in such meeting must be verified by the disclosure at such meeting by each such director of each such director’s social security number to the secretary of the meeting before a vote may be taken on any of the foregoing matters. For purposes of the preceding clause (b), the phrase “sale, lease, exchange or other disposition of substantial property or assets” shall mean any sale, lease, exchange or other disposition of property or assets of the corporation having a net book value equal to 10% or more of the net book value of the total assets of the corporation on and as of the close of the fiscal year last ended prior to the date of such meeting and as to which financial statements of the corporation have been prepared.~~
Section 3.15 of the Amended and Restated Bylaws is amended as shown below:
3.15. Emergency Bylaws. If an emergency (as defined under Section 180.0207 of the Wisconsin Business Corporation Law) occurs, then the following provisions of this Section 3.15 shall become effective and remain effective ~~with respect to any action of the Board of Directors or a committee thereof taken before~~ until the emergency ends.
(a)     Any director, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, the Secretary or the Treasurer may call a meeting of the Board of Directors or any committee thereof. The corporation or other person providing notice of a meeting shall attempt to provide notice of the meeting to all directors, but need give notice of the meeting only to those directors whom it is practicable to reach and may give notice in any practicable manner.
(b)     A majority of the directors who can be readily assembled for a meeting of the Board of Directors, or a committee thereof, shall constitute a quorum for the transaction of business, provided that at least two directors (one of whom may be an officer of the corporation considered to be a director for the meeting to achieve a quorum pursuant to or consistent with Section 180.0303 of the Wisconsin Business Corporation Law) are in attendance and at least one of the directors who is in attendance is an independent director ~~or non-executive Chairman of the Board~~. At such a meeting, the ~~non-executive~~ Chairman of the Board, if any, or the chairman of such committee, as applicable, or if there is no ~~non-executive~~ Chairman of the Board or if such Chairman of the Board or chairman is not present at such meeting, the ~~lead independent director, or if there is no lead independent director or if such lead independent director is not present at such meeting, the~~ longest-tenured independent director in attendance at such meeting, shall determine in good faith the number of directors who could be readily assembled for a meeting and whether a quorum has been achieved for that meeting. A director is independent for purposes of this Section 3.15(b) if he or she has been determined (as of the most recent such determination by the Board of Directors) to be an independent director under the standards then used by the Board of Directors for determining independence. The Board of Directors may further take action to appoint one or more of the director or directors in attendance or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem advisable. The Board of Directors may by resolution designate one or more persons to serve as additional directors of the corporation for the period and under the terms described in such resolution, provided that such period shall terminate no later than the termination of the effectiveness of the emergency bylaws under this Section 3.15.
(c)     The Board of Directors, as it may be constituted during the emergency, may take any other action that it determines is necessary for managing the corporation during the emergency.
(d)     Corporate action taken in good faith pursuant to this Section 3.15 binds the corporation and may not be used to impose any liability on any of the corporation’s directors, officers, employees or agents.
(e)     Nothing in this Section 3.15 shall limit the applicability of Section 180.0303 of the Wisconsin Business Corporation Law.
Section 6.04 of the Amended and Restated Bylaws is amended as shown below:
6.04. Transfer of Shares. Prior to due presentment of a certificate for shares for registration of transfer, and prior to compliance with the customary procedures for transferring shares issued without a

Exhibit 3.1
certificate, the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. Where shares are presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, or with respect to uncertificated shares, proper transfer instructions are received, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that such endorsements or transfer instructions are genuine and effective and compliance with such other regulations as may be prescribed under the authority of the Board of Directors.
Section 6.05 of the Amended and Restated Bylaws is amended as shown below:
6.05. Restrictions on Transfer. The face or reverse side of each certificate representing shares, or the written statement provided to shareholders for shares issued without a certificate, shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares.